UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 14A INFORMATION Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Kenvue Inc.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT DATED MAY 7, 2025
FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement supplement, dated May 7, 2025 (this “Supplement”), amends and restates the disclosure in the Definitive Proxy Statement (the “Proxy Statement”) of Kenvue Inc. (the “Company”) for the 2025 Annual Meeting of Stockholders (the “Annual Meeting”), filed with the Securities and Exchange Commission on April 9, 2025, under the heading “Certain Related Persons Transactions with Directors” relating to a description of certain relationships between the Company, directors and certain third parties (the “Supplemental Disclosure”). The Supplemental Disclosure should be read in conjunction with the Proxy Statement.

The Supplemental Disclosure does not change the proposals to be acted on at the Annual Meeting or the recommendation of the Board of Directors with respect to any proposals. Except as specifically amended and restated by the Supplemental Disclosure contained herein, this Supplement does not revise or update any of the other information set forth in the Proxy Statement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important additional information. Capitalized terms used in the Supplemental Disclosure and not otherwise defined herein have the meanings given to them in the Proxy Statement.

The information under the heading “Certain Related Persons Transactions with Directors” on page 95 of the Proxy Statement is amended and restated to read as follows:

Ms. Hofstetter is the president of Profitero, Ltd. (“Profitero”), a subsidiary of Publicis Groupe S.A. (“Publicis”). Kenvue paid Profitero approximately $1.2 million in 2024 in connection with ordinary course business transactions involving market data analytics, which represented substantially less than 2% of Publicis’ 2024 consolidated gross revenues. The transactions involved Profitero gathering and analyzing data from public sources including retailer websites, marketplaces and search results on a subscription basis and relaying such analysis to Kenvue and did not involve providing Profitero access to any sensitive information of Kenvue or access to any of Kenvue’s strategic decision-making. Payments to Profitero consisted of a pre-agreed fixed price for a subscription to market data analytics and were not made under a commission- or fee-based payment structure. Accordingly, Kenvue does not consider such services to be advisory in nature or material. As discussed in “Corporate Governance—Director Independence”, our Board has assessed the independence of Ms. Hofstetter and affirmatively determined that she qualifies as “independent” in accordance with the listing standards of the NYSE and the heightened requirements under our “Standards of Independence” in our Principles of Corporate Governance.

Mr. Perry was the president and CEO of Circana, Inc. until December 2024. Kenvue paid Circana approximately $7.6 million in 2024 for transactions involving consumer data, analytics, and insights services.

These transactions were provided to Kenvue on an arm’s-length basis on terms that are substantially equivalent to those prevailing at the time for comparable transactions and neither Ms. Hoffstetter nor Mr. Perry had or have a role in Kenvue’s decision making with respect to which firms to utilize for these matters.